EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FOURTH QUARTER 2025 AND YEAR END 2025 RESULTS

Selected Highlights

•
Fourth quarter Operating EBITDA* was negative $20.1 million (net loss of $308.7 million) compared to negative $28.1 million (net loss of $80.8 million) in the third quarter of 2025
•
Full year 2025 Operating EBITDA was negative $22.0 million (net loss of $497.9 million) compared to positive $243.7 million (net loss of $85.1 million) in 2024
•
Included in net loss for the fourth quarter are total non-cash impairments of $238.7 million, primarily on long-lived assets at our Peace River mill due to the continued down-cycle environment in hardwood pulp markets and on pulp inventory due to low prices and high fiber costs
•
"One Goal One Hundred" program remains on track, with approximately $30.0 million in cost savings and operational efficiencies in 2025
•
Despite the challenging environment, cash flow from operations increased by approximately $76.0 million from the prior quarter
•
Mass timber order book has continued to grow, including through securing contracts relating to large-scale data center projects

NEW YORK, NY, February 12, 2026 ‑ Mercer International Inc. (Nasdaq: MERC) today reported fourth quarter 2025 Operating EBITDA of negative $20.1 million compared to positive $99.2 million in the same quarter of 2024 and negative $28.1 million in the third quarter of 2025.

In the fourth quarter of 2025, net loss was $308.7 million ($4.61 per share) compared to net income of $16.7 million ($0.25 per share) in the fourth quarter of 2024 and a net loss of $80.8 million ($1.21 per share) in the third quarter of 2025. The net loss in the fourth quarter of 2025 included total non-cash impairments of $238.7 million. This included non-cash impairments of $203.5 million recognized against long-lived assets at our Peace River mill due to the continued down-cycle environment of hardwood pulp markets, $12.2 million against certain obsolete equipment and $23.0 million against pulp inventory due to low prices and high fiber costs.

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: "To address the challenging hardwood pulp environment that has weighed on our Peace River mill’s results, we have engaged with all stakeholders and several initiatives have been underway. These include shifting production mix at the mill further towards softwood and engaging government on accretive opportunities surrounding energy and carbon capture. We are considering all options in respect of this asset.

Despite the non-cash impairments and the challenging business climate, our underlying operational performance improved quarter-over-quarter, reflecting our focus on cost reduction and efficiency initiatives. These will remain a key focus in 2026.

We continue to advance our "One Goal One Hundred" program launched in the second quarter of 2025. The program includes cost reduction initiatives and operational efficiency measures targeting $100 million in cost savings and operational improvements by the end of 2026, using 2024 as a baseline. We realized approximately $30 million in cost savings and reliability improvements during 2025 and remain confident that we will achieve our target by the end of 2026.

In the fourth quarter of 2025, softwood pulp third-party list prices in Europe were relatively stable, while North American list prices and third-party net prices in China decreased compared to the third quarter of 2025. The decreases in these markets primarily resulted from continued weak demand stemming from the current economic climate and continuing global trade policy uncertainty. For hardwood pulp, the third-party net price in China increased in the fourth quarter of 2025 compared to the third quarter, driven by strengthening demand and higher domestic fiber costs. In North America, hardwood pulp third-party list prices remained flat. We currently expect pulp prices to modestly increase in all our markets in the first quarter of 2026 due to stable demand and global supply constraints.

Our lumber sales realizations in Europe were relatively steady in the fourth quarter of 2025 compared to the third quarter of 2025. Our lumber sales realizations in the U.S. were modestly lower in the fourth quarter of 2025 due to weak demand. We currently expect U.S. and European lumber prices to modestly increase in the first quarter of 2026. The expected increase in U.S. prices stems from reduced overall supply, including lower production from Canadian producers, and the expected price increase in Europe due to rising fiber costs.

In October 2025, the U.S. imposed a 10% global tariff on imported lumber under Section 232. While minimal impact is expected on our European lumber sales, Canadian producers now face combined duties of approximately

45% to 58%. This has triggered Canadian sawmill closures and tightened regional fiber supply for our Celgar mill. We continue to monitor these developments and their impact on global fiber supply.

Per unit fiber costs for our pulp and solid wood segments remained relatively steady in the fourth quarter of 2025 compared to the third quarter. We currently expect per unit fiber costs to increase across our segments in the first quarter of 2026 due to supply constraints.

In the fourth quarter of 2025, our pulp mills had 21 days of planned annual maintenance downtime (approximately 41,500 ADMTs). There is currently no annual maintenance downtime planned in the first quarter of 2026.

While our overall solid wood segment remains pressured by high interest rates in the U.S. and by European economic headwinds, we anticipate a strong recovery as the rate environment eases and supply constraints amplify pricing once pent-up demand returns to the market. Within this segment, our mass timber business has achieved significant growth since the last quarter, backed by a strong pipeline of projects and an order book of contracts and commitments totaling approximately $163 million. These projects consist of multifamily residential developments, institutional and higher education facilities as well as data centers and warehouse facilities. We currently expect production to scale significantly in 2026, contributing positively to our operating results."

Mr. Bueno concluded: "During the fourth quarter, the macro challenges we faced through 2025 continued. In this dynamic environment, we continue to prioritize improving liquidity and working capital, committing to rebalancing our asset portfolio and maintaining operating discipline in order to outperform the current macro environment. These efforts improved liquidity by over $50 million in the fourth quarter of 2025 despite operating losses and the impact of the current market environment."

Consolidated Financial Results

	Q4	Q3	Q4	YTD	YTD
	2025	2025	2024	2025	2024
	(in thousands, except per share amounts)
Revenues	$449,504	$458,068	$488,405	$1,868,070	$2,043,360
Operating income (loss)	$(278,489)	$(67,589)	$50,393	$(397,749)	$15,007
Operating EBITDA	$(20,149)	$(28,077)	$99,227	$(22,019)	$243,722
Net income (loss)	$(308,700)	$(80,779)	$16,707	$(497,889)	$(85,141)
Net income (loss) per common share
Basic	$(4.61)	$(1.21)	$0.25	$(7.44)	$(1.27)
Diluted	$(4.61)	$(1.21)	$0.25	$(7.44)	$(1.27)

Consolidated – Three Months Ended December 31, 2025 Compared to Three Months Ended December 31, 2024

Total revenues for the fourth quarter of 2025 decreased by approximately 8% to $449.5 million from $488.4 million in the same quarter of 2024 primarily due to lower pulp sales realizations.

Costs and expenses in the fourth quarter of 2025 increased by approximately 66% to $728.0 million from $438.0 million in the same quarter of 2024 primarily due to negative foreign exchange impacts from a weaker dollar, scheduled maintenance spending for our pulp mills and higher per unit fiber costs. In the fourth quarter of 2025, costs and expenses included aggregate non-cash impairment charges of $238.7 million recognized on long-lived assets at our Peace River mill, obsolete equipment and on pulp inventory.

In the fourth quarter of 2025, Operating EBITDA decreased to negative $20.1 million from positive $99.2 million in the same quarter of 2024 primarily due to lower pulp sales realizations, scheduled maintenance spending for our pulp mills, the negative foreign exchange impacts from a weaker dollar and higher per unit fiber costs.

Segment Results

Pulp

	Three Months Ended December 31,
	2025	2024
	(in thousands)
Pulp revenues	$315,532	$351,181
Energy and chemical revenues	$18,722	$24,332
Segment Operating EBITDA(1)	$(11,323)	$106,130

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the fourth quarter of 2025, Segment Operating EBITDA decreased to negative $11.3 million from positive $106.1 million in the same quarter of 2024 primarily due to lower pulp sales realizations, scheduled maintenance spending, the negative foreign exchange impact from a weaker dollar and higher per unit fiber costs. Segment Operating EBITDA for the fourth quarter of 2025 included the non-cash inventory impairment charge of $23.0 million recognized against pulp inventory as a result of low pulp prices and high fiber costs.

Pulp segment revenues, comprised of pulp, energy and chemical revenues, in the fourth quarter of 2025 decreased by approximately 11% to $334.3 million from $375.5 million in the same quarter of 2024 primarily due to lower revenues from all our products.

Pulp revenues in the fourth quarter of 2025 decreased by approximately 10% to $315.5 million from $351.2 million in the same quarter of 2024 as a result of lower sales realizations partially offset by higher sales volumes.

In the fourth quarter of 2025, third-party industry quoted average list prices for NBSK pulp in Europe were relatively stable while the North American list price and the China net price decreased compared to the same quarter of 2024. These decreases stemmed from weaker demand driven by the current economic climate and global trade policy uncertainty. Our average NBSK pulp sales realizations in the fourth quarter of 2025 decreased by approximately 12% to $702 per ADMT from $794 per ADMT in the same quarter of 2024 due to lower prices in North America and China.

In the fourth quarter of 2025, the third-party industry quoted average list price for NBHK pulp in North America decreased from the same quarter of 2024 due to downward price pressure from other markets. The third-party industry quoted average net price for NBHK pulp in China modestly decreased in the fourth quarter of 2025 from the same quarter of 2024 due to continued weak demand driven by the current economic climate and global trade policy uncertainty. In the fourth quarter of 2025, average NBHK pulp sales realizations decreased by approximately 9% to $528 per ADMT from $578 per ADMT in the same quarter of 2024.

Total pulp sales volumes in the fourth quarter of 2025 increased by approximately 5% to 472,438 ADMTs from 451,914 ADMTs in the same quarter of 2024 primarily due to timing of sales.

Energy and chemical revenues in the fourth quarter of 2025 decreased by approximately 23% to $18.7 million from $24.3 million in the same quarter of 2024 primarily due to lower energy sales volumes and realizations.

Costs and expenses in the fourth quarter of 2025 were $577.0 million compared to $306.9 million in the same quarter of 2024 primarily due to scheduled maintenance downtime, the negative foreign exchange impact from a weaker dollar and higher per unit fiber costs. In the fourth quarter of 2025, the protracted down-cycle in NBHK pulp prices led us to recognize a $203.5 million non-cash impairment charge against the long-lived assets of the Peace River mill. In the fourth quarter of 2025, we also recorded non-cash inventory impairment charges of $23.0 million as a result of low pulp prices and high fiber costs.

Total pulp production in the fourth quarter of 2025 remained relatively flat at 460,002 ADMTs compared to 466,635 ADMTs in the same quarter of 2024. In the fourth quarter of 2025, our pulp mills had 21 days of planned annual maintenance downtime (approximately 41,500 ADMTs). In the same quarter of 2024, our pulp mills had 30 days of unplanned downtime (approximately 45,300 ADMTs) at our Celgar and Peace River mills.

On average, in the fourth quarter of 2025, overall per unit fiber costs increased by approximately 13% compared to the same quarter of 2024 due to reduced supply in Germany and Canada. In the first quarter of 2026, per unit fiber costs are expected to increase due to continued supply constraints stemming from reduced sawmill activity in Canada and low harvesting levels in Germany.

Solid Wood

	Three Months Ended December 31,
	2025	2024
	(in thousands)
Lumber revenues	$54,883	$58,586
Manufactured products revenues(1)	$14,057	$12,673
Pallet revenues	$23,711	$23,100
Biofuels revenues(2)	$9,952	$11,411
Energy revenues	$4,990	$4,780
Wood residuals revenues	$2,623	$1,087
Segment Operating EBITDA(3)	$(10,771)	$(4,686)

______________

(1)
Manufactured products primarily includes cross-laminated timber ("CLT") and glue-laminated timber ("glulam").
(2)
Biofuels includes pellets and briquettes.
(3)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the fourth quarter of 2025, Segment Operating EBITDA decreased to negative $10.8 million compared to negative $4.7 million in the same quarter of 2024 primarily due to higher per unit fiber costs partially offset by higher lumber sales realizations.

Solid wood segment revenues in the fourth quarter of 2025 remained relatively flat at $110.2 million from $111.6 million in the same quarter of 2024 as lower lumber and biofuels revenues were offset by higher revenues from our other products.

Lumber revenues in the fourth quarter of 2025 decreased by approximately 6% to $54.9 million from $58.6 million in the same quarter of 2024 primarily as a result of lower sales volumes partially offset by higher sales realizations. Average lumber sales realizations in the fourth quarter of 2025 increased by approximately 12% to $533 per Mfbm from $474 per Mfbm in the same quarter of 2024 as a result of lower supply and improved demand in both the U.S. and European markets. The U.S. market accounted for approximately 44% of our lumber revenues and approximately 41% of our lumber sales volumes in the fourth quarter of 2025. Most of the balance of our lumber sales were in Europe.

Lumber sales volumes in the fourth quarter of 2025 decreased by approximately 17% to 103.0 MMfbm from 123.6 MMfbm in the same quarter of 2024 due to lower production and timing of sales.

Manufactured products revenues in the fourth quarter of 2025 increased by approximately 11% to $14.1 million from $12.7 million in the same quarter of 2024 primarily due to the timing of projects. Manufactured products sales realizations decreased to $1,805 per cubic meter in the fourth quarter of 2025 from $1,880 per cubic meter in the same quarter of 2024 as the ongoing elevated interest rate environment in the U.S. negatively impacted demand.

Lumber production in the fourth quarter of 2025 decreased by approximately 5% to 108.6 MMfbm from 114.7 MMfbm in the same quarter of 2024 due to reduced fiber availability.

In the fourth quarter of 2025, we recognized a non-cash impairment of $12.2 million against obsolete equipment.

Fiber costs were approximately 80% of our lumber cash production costs in the fourth quarter of 2025. In the fourth quarter of 2025, per unit fiber costs for lumber increased by approximately 33% compared to the same quarter of 2024 primarily due to reduced supply. In the first quarter of 2026, we currently expect per unit fiber costs to increase due to continued supply constraints.

Consolidated – Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Total revenues in 2025 decreased by approximately 9% to $1,868.1 million from $2,043.4 million in 2024. This decrease was primarily due to lower pulp and manufactured products sales volumes and realizations partially offset by higher lumber sales realizations.

Costs and expenses in 2025 modestly increased to $2,265.8 million from $2,028.4 million in 2024. This increase was primarily due to higher per unit fiber costs, negative foreign exchange impacts from a weaker dollar and higher planned maintenance costs for our pulp mills partially offset by lower pulp and pallet sales volumes and lower per unit energy costs.

In 2025, costs and expenses included an aggregate of non-cash impairments of $215.7 million recognized against long-lived assets at our Peace River mill and obsolete equipment. In 2025, costs and expenses also included inventory impairment charges of $54.4 million primarily recorded against pulp inventory as a result of low pricing and high fiber costs. In 2024, costs and expenses included a non-cash loss of $23.6 million recognized in connection with the dissolution of the CPP joint venture and a non-cash goodwill impairment of $34.3 million related to the Torgau facility, which was recognized as a result of ongoing weakness in lumber, pallet and biofuels markets in Europe stemming from high interest rates and other economic conditions.

In 2025, Operating EBITDA decreased to negative $22.0 million from positive $243.7 million in 2024. This decrease primarily resulted from lower pulp sales realizations, higher per unit fiber costs, the negative foreign exchange impacts from a weaker dollar, higher planned maintenance costs for our pulp mills, the inventory impairment and lower manufactured products sales realizations and volumes. These adverse impacts were partially offset by higher lumber sales realizations and lower per unit energy costs.

Liquidity

As of December 31, 2025, we had cash and cash equivalents of $186.8 million, approximately $243.6 million available under our revolving credit facilities and aggregate liquidity of about $430.4 million.

The following table is a summary of selected financial information as of the dates indicated:

	As of December 31,
	2025	2024
	(in thousands)
Cash and cash equivalents	$186,805	$184,925
Working capital	$582,176	$653,466
Total assets	$2,041,420	$2,262,932
Long-term liabilities	$1,689,734	$1,576,619
Total shareholders' equity	$68,060	$429,775

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for February 13, 2026 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/57o3vzzc or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 1,023 million board feet of lumber, 210 thousand cubic meters of CLT, 45 thousand cubic meters of glulam, 17 million pallets and 230 thousand tonnes of biofuels. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q4	Q3	Q4	YTD	YTD
	2025	2025	2024	2025	2024
	(in thousands, except per share amounts)
Revenues from external customers
Pulp segment	$334,254	$339,038	$375,513	$1,386,680	$1,548,556
Solid wood segment	110,216	117,234	111,637	467,438	485,991
Corporate and other	5,034	1,796	1,255	13,952	8,813
Total revenues	$449,504	$458,068	$488,405	$1,868,070	$2,043,360

Pulp Segment Operating EBITDA(1)	$(11,323)	$(12,686)	$106,130	$15,601	$260,914
Solid wood Segment Operating EBITDA(1)	(10,771)	(9,268)	(4,686)	(25,192)	(4,390)
Corporate and other	1,945	(6,123)	(2,217)	(12,428)	(12,802)
Operating EBITDA(2)	$(20,149)	$(28,077)	$99,227	$(22,019)	$243,722

Net income (loss)	$(308,700)	$(80,779)	$16,707	$(497,889)	$(85,141)
Net income (loss) per common share
Basic	$(4.61)	$(1.21)	$0.25	$(7.44)	$(1.27)
Diluted	$(4.61)	$(1.21)	$0.25	$(7.44)	$(1.27)
Common shares outstanding at period end	66,983	66,983	66,871	66,983	66,871

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.
(2)
Operating EBITDA is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q4	Q3	Q4	YTD	YTD
	2025	2025	2024	2025	2024
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	378.0	366.7	403.7	1,518.4	1,589.1
NBHK	82.0	92.0	63.0	316.4	254.0
Annual maintenance downtime ('000 ADMTs)	41.5	21.3	—	125.7	86.9
Annual maintenance downtime (days)	21	20	—	86	57
Pulp sales ('000 ADMTs)
NBSK	367.0	385.9	405.5	1,502.4	1,647.5
NBHK	105.4	67.0	46.5	327.4	252.3
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,498	1,497	1,500	1,525	1,519
China	671	690	767	722	774
North America	1,568	1,700	1,687	1,710	1,646
Average NBHK pulp prices ($/ADMT)(1)
China	540	503	548	539	645
North America	1,198	1,203	1,298	1,245	1,356
Average pulp sales realizations ($/ADMT)(2)
NBSK	702	728	794	743	784
NBHK	528	528	578	549	637
Energy production ('000 MWh)(3)	500.4	490.5	545.1	2,029.1	2,125.3
Energy sales ('000 MWh)(3)	166.0	171.1	204.7	718.9	797.2
Average energy sales realizations ($/MWh)(3)	97	98	105	97	91
Solid Wood Segment
Lumber
Production (MMfbm)	108.6	115.4	114.7	472.2	475.6
Sales (MMfbm)	103.0	110.2	123.6	464.8	470.4
Average sales realizations ($/Mfbm)	533	553	474	533	462
Energy
Production and sales ('000 MWh)	35.5	32.7	36.1	137.0	126.3
Average sales realizations ($/MWh)	141	150	133	139	131
Manufactured products(4)
Production ('000 cubic meters)	6.5	9.2	5.8	30.5	34.0
Sales ('000 cubic meters)	6.5	6.8	5.7	27.3	30.7
Average sales realizations ($/cubic meter)	1,805	1,615	1,880	1,834	3,006
Pallets
Production ('000 units)	1,836.6	2,265.2	2,113.8	8,331.1	10,243.5
Sales ('000 units)	2,020.8	2,144.5	2,155.8	8,542.2	10,089.2
Average sales realizations ($/unit)	12	12	11	12	10
Biofuels(5)
Production ('000 tonnes)	38.2	33.3	40.8	141.3	160.4
Sales ('000 tonnes)	35.8	39.8	52.2	135.5	184.4
Average sales realizations ($/tonne)	278	256	218	254	217
Average Spot Currency Exchange Rates
$ / €(6)	1.1641	1.1685	1.0668	1.1306	1.0820
$ / C$(6)	0.7175	0.7261	0.7151	0.7159	0.7302

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions.
(3)
Does not include our 50% joint venture interest in the Cariboo Pulp & Paper Company (“CPP”) mill, which is accounted for using the equity method. In March 2024, we disposed of this interest in CPP.
(4)
Manufactured products primarily includes CLT and glulam.
(5)
Biofuels includes pellets and briquettes.
(6)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues	$449,504	$488,405	$1,868,070	$2,043,360
Costs and expenses
Cost of sales, excluding depreciation and amortization	444,250	363,456	1,775,941	1,683,456
Cost of sales depreciation and amortization	42,577	48,769	159,757	170,542
Selling, general and administrative expenses	25,484	25,787	114,439	116,433
Impairments of long-lived assets	215,682	—	215,682	—
Loss on disposal of investment in joint venture	—	—	—	23,645
Goodwill impairment	—	—	—	34,277
Operating income (loss)	(278,489)	50,393	(397,749)	15,007
Other income (expenses)
Interest expense	(29,762)	(28,319)	(114,834)	(109,150)
Other income (expenses)	2,138	(1,919)	1,372	7,228
Total other expenses, net	(27,624)	(30,238)	(113,462)	(101,922)
Income (loss) before income taxes	(306,113)	20,155	(511,211)	(86,915)
Income tax recovery (provision)	(2,587)	(3,448)	13,322	1,774
Net income (loss)	$(308,700)	$16,707	$(497,889)	$(85,141)
Net income (loss) per common share
Basic	$(4.61)	$0.25	$(7.44)	$(1.27)
Diluted	$(4.61)	$0.25	$(7.44)	$(1.27)
Dividends declared per common share	$—	$0.075	$0.150	$0.300

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$186,805	$184,925
Accounts receivable, net	298,889	327,345
Inventories	359,401	361,682
Prepaid expenses and other	20,707	17,601
Assets classified as held for sale	—	18,451
Total current assets	865,802	910,004
Property, plant and equipment, net	1,115,490	1,254,715
Amortizable intangible assets, net	26,110	49,829
Operating lease right-of-use assets	6,818	7,598
Pension asset	12,975	9,378
Deferred income tax assets	7,839	17,778
Other long-term assets	6,386	13,630
Total assets	$2,041,420	$2,262,932
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$282,881	$248,661
Pension and other post-retirement benefit obligations	745	732
Liabilities associated with assets held for sale	—	7,145
Total current liabilities	283,626	256,538
Long-term debt	1,605,144	1,473,986
Pension and other post-retirement benefit obligations	10,392	11,134
Operating lease liabilities	3,858	4,793
Deferred income tax liabilities	58,298	74,772
Other long-term liabilities	12,042	11,934
Total liabilities	1,973,360	1,833,157
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,983,000 issued and outstanding (2024 – 66,871,000)	66,871	66,850
Additional paid-in capital	365,357	362,782
Retained earnings (accumulated deficit)	(277,016)	230,912
Accumulated other comprehensive loss	(87,152)	(230,769)
Total shareholders’ equity	68,060	429,775
Total liabilities and shareholders’ equity	$2,041,420	$2,262,932

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended December 31,
	2025	2024	2023
Cash flows from (used in) operating activities
Net loss	$(497,889)	$(85,141)	$(242,056)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation and amortization	160,048	170,793	172,502
Deferred income tax recovery	(11,318)	(35,721)	(36,392)
Inventory impairment	54,400	9,000	58,600
Impairments of long-lived assets	215,682	—	—
Impairment of sandalwood business	—	—	33,734
Loss on disposal of investment in joint venture	—	23,645	—
Goodwill impairment	—	34,277	—
Defined benefit pension plans and other post-retirement benefit plan expense	692	1,272	5,214
Stock compensation expense	2,285	3,859	5,922
Foreign exchange transaction losses (gains)	16,390	(8,311)	3,905
Other	7,107	2,087	(5,092)
Defined benefit pension plans and other post-retirement benefit plan contributions, net of withdrawals	3,025	(675)	(1,152)
Changes in working capital
Accounts receivable	52,588	(32,094)	52,507
Inventories	526	23,907	(15,836)
Accounts payable and accrued expenses	7,162	(17,680)	(98,182)
Prepaid expenses and other	(2,111)	986	(2,679)
Net cash from (used in) operating activities	8,587	90,204	(69,005)
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(88,583)	(84,318)	(136,324)
Proceeds from sale of property, plant and equipment	6,383	19,874	3,408
Acquisition, net of cash acquired	—	—	(82,100)
Property insurance proceeds	—	773	12,203
Proceeds from government grants	3,357	787	5,569
Other	(2,483)	(4,108)	(2,623)
Net cash used in investing activities	(81,326)	(66,992)	(199,867)
Cash flows from (used in) financing activities
Redemption of senior notes	—	(300,000)	—
Proceeds from issuance of senior notes	—	206,000	200,000
Proceeds from (repayment of) revolving credit facilities, net	102,888	(25,061)	61,272
Dividend payments	(10,039)	(20,060)	(19,950)
Payment of debt issuance costs	—	(4,515)	(4,865)
Payment of finance lease obligations	(13,181)	(8,918)	(7,785)
Other	138	(229)	(48)
Net cash from (used in) financing activities	79,806	(152,783)	228,624
Effect of exchange rate changes on cash and cash equivalents	(5,187)	504	208
Net increase (decrease) in cash and cash equivalents	1,880	(129,067)	(40,040)
Cash and cash equivalents, beginning of year	184,925	313,992	354,032
Cash and cash equivalents, end of year	$186,805	$184,925	$313,992

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and long-lived asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and long-lived asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, management believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs, income taxes and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies.

Operating EBITDA is a non-GAAP financial measure at the consolidated level and is considered different from Operating EBITDA at the segment level, referred to as “Segment Operating EBITDA”, which is our single measure of segment profit or loss presented in our financial statements under GAAP. For more information on Segment Operating EBITDA, refer to the segment information note within our consolidated financial statements.

The following table sets forth a reconciliation of net income (loss) to Operating EBITDA for the periods indicated:

	Q4	Q3	Q4	YTD	YTD
	2025	2025	2024	2025	2024
Net income (loss)	$(308,700)	$(80,779)	$16,707	$(497,889)	$(85,141)
Income tax provision (recovery)	2,587	(14,777)	3,448	(13,322)	(1,774)
Interest expense	29,762	28,506	28,319	114,834	109,150
Other expenses (income)	(2,138)	(539)	1,919	(1,372)	(7,228)
Operating income (loss)	(278,489)	(67,589)	50,393	(397,749)	15,007
Add: Depreciation and amortization	42,658	39,512	48,834	160,048	170,793
Add: Impairments of long-lived assets	215,682	—	—	215,682	—
Add: Loss on disposal of investment in joint venture	—	—	—	—	23,645
Add: Goodwill impairment	—	—	—	—	34,277
Operating EBITDA	$(20,149)	$(28,077)	$99,227	$(22,019)	$243,722